Exhibit 99.1

PRESS RELEASE

JULY 29, 2009

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2009 RESULTS

•                  Further Sharp Drop in Sales and Earnings Reflect Severity of Global Recession and Drives Tax Asset Valuation Allowances and Revised Outlook

•                  Aggressive Cost Reduction Actions Continue

•                  Focus on Cash Generates $34.0 Million of Second Quarter Free Cash Flow

AMES, Iowa, USA, July 29, 2009 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2009.

Second Quarter Review

Net sales for the quarter declined 55 percent to $277.4 million, compared to net sales of $611.5 million for the second quarter of 2008.  Excluding the impact of changes in currency translation rates, sales in the second quarter declined 51 percent over the same quarter last year.  Sales for the second quarter dropped 56 percent in Europe, 48 percent in the Americas, and 39 percent in the Asia-Pacific region, excluding the impact of currency.  Sales decreased 57 percent in both the Work Function and Controls segments, and 45 percent in the Propel segment, excluding currency.

The Company reported a net loss of $121.8 million, or $2.52 per share, for the second quarter of 2009, compared to net income of $22.7 million, or $0.47 per share, for the second quarter of 2008.  Second quarter 2009 results include restructuring and severance costs of $13.2 million, or $0.26 per share.  In addition, second quarter 2009 results were negatively impacted by a charge of $78.5 million, or $1.62 per share, to establish non-cash deferred tax asset valuation allowances relating to operating losses which cannot be tax benefited.

Sven Ruder, President and Chief Executive Officer, commented, “The second quarter results show a further drop in sales compared to what we reported for the first quarter of 2009. This drop in sales was more pronounced than what we anticipated.  Every market and region we serve was impacted by the full force of the global recession.  Our sales were also affected negatively by our customers reducing their inventories.  The further drop in sales, the tax asset valuation allowances, and the one-off costs associated with our aggressive cost reduction actions all had a negative influence on the Company’s earnings.  The cost reduction actions have enabled the Company to lower its operating expenses by approximately $25.0 million, or 27 percent, compared to the same quarter last year.  The significantly lower run rate of expenses we expect to hit by the end of the year will put us in a good position as we go into 2010 and the global economy stabilizes and recovers.”

New Orders and Backlog Decline

The Company received new orders of $173.4 million for the second quarter of 2009, a decrease of 73 percent from the second quarter of 2008.  Excluding currency translation rate changes, orders were down 70 percent.

Total backlog at June 30, 2009, was $407.8 million, a 61 percent decline from the same period last year.  Excluding currency translation rate changes, backlog decreased 59 percent.

Ruder added, “The dramatic decrease in new orders and backlog reflect the significant declines our customers are reporting in virtually every market and region we serve.”

Six Month Review

The Company reported net sales for the six months ended June 30, 2009, of $627.1 million, compared to net sales of $1,228.9 million for the first six months of 2008.  Net sales for the first six months of 2009 decreased 45 percent over the prior year period, excluding the impact of currency translation rate changes.

Net loss for the first six months of 2009 was $200.2 million, or $4.14 per share, compared to net income of $50.6 million, or $1.04 per share, for the same period last year.  Results for the first six months of 2009 include restructuring costs of $28.0 million, or $0.55 per share, valuation allowances on deferred tax assets of

$78.5 million, or $1.62 per share, and a non-cash charge related to goodwill impairment of $50.8 million, or $1.05 per share.

Cash Flow

Cash flow from operations for the first six months of 2009 was $52.5 million, compared to $114.5 million for 2008.  Capital expenditures for the first six months of 2009 were $29.8 million compared to $84.0 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 64 percent at June 30, 2009, compared to 51 percent at year-end.

“I am pleased with the results of our focus on cash by reducing capital expenditures and net working capital which has allowed us to generate $34.0 million of free cash flow in the second quarter,” stated Ruder.

2009 Outlook

Ruder concluded, “The severity of the global recession reflected in the 55 percent drop in second quarter sales means we are beyond what we believed was a realistic outlook just three months ago.  As a result, we are taking further actions to reduce costs in response to the declining sales, resulting in increased workforce reduction and restructuring costs.  We still cannot predict whether we are at the bottom of the downturn with any certainty.  Both the severity of the downturn and future uncertainty require us to revise our outlook.  Therefore, we are revising our outlook accordingly.”

Revised 2009 Outlook

•            Annual sales declining 45 to 50 percent from 2008 levels

•            Expected loss in the range of $6.70 to $7.30 per share, which includes the following:

•             Impairment charge of $1.05 per share

•             Valuation allowances on deferred tax assets of $2.35 to $2.55 per share

•             Workforce reduction and restructuring costs of $1.00 to $1.20 per share

•            Capital expenditures of approximately $60.0 million (unchanged)

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on July 30 at 10 AM Eastern Time to discuss 2009 second quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through August 13, 2009.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss had revenues of $2.1 billion in 2008 and has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. The economies in the U.S, Europe, and Asia-Pacific are suffering from the global recession and credit crisis, continued weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, mounting job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices.  At this point, it appears that the worldwide economic recession will continue throughout 2009.  A prolonged downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the current credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S.

military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(Dollars in thousands	June 30,	June 30,	June 30,	June 30,
except share and per share data)	2009	2008	2009	2008
Net sales	277,411	611,538	627,106	1,228,937
Cost of sales	246,608	473,532	538,285	943,206
Gross profit	30,803	138,006	88,821	285,731
Research and development	15,074	21,056	31,770	40,342
Selling, general and administrative	51,288	70,273	107,730	138,255
Loss (gain) on sale of business and asset disposals	4,956	404	8,585	(808)
Impairment charges	—	—	50,841	—
Total operating expenses	71,318	91,733	198,926	177,789
Income (loss) from operations	(40,515)	46,273	(110,105)	107,942
Nonoperating income (expenses):
Interest expense, net	(13,406)	(6,522)	(19,123)	(13,009)
Loss on early retirement of debt	(3,348)	—	(10,705)	—
Other, net	430	(32)	2,109	(3,868)
Income (loss) before income taxes	(56,839)	39,719	(137,824)	91,065
Income tax expense	(61,558)	(11,545)	(53,145)	(26,089)
Net income (loss)	(118,397)	28,174	(190,969)	64,976
Net income attributable to noncontrolling interest, net of tax	(3,429)	(5,468)	(9,263)	(14,407)
Net income (loss) attributable to Sauer-Danfoss Inc.	(121,826)	22,706	(200,232)	50,569
Net income (loss) per share:
Basic net income (loss) per common share	(2.52)	0.47	(4.14)	1.05
Diluted net income (loss) per common share	(2.52)	0.47	(4.14)	1.04
Weighted average shares outstanding
Basic	48,338	48,222	48,325	48,216
Diluted	48,338	48,555	48,325	48,535
Cash dividends per common share	0.00	0.18	0.00	0.36

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2009	2008	2009	2008
Net sales
Propel	154,995	293,179	342,782	604,836
Work Function	63,154	162,882	145,839	323,368
Controls	59,262	155,477	138,485	300,733
Total	277,411	611,538	627,106	1,228,937
Segment Income (Loss)
Propel	1,617	51,416	19,068	116,833
Work Function	(20,856)	344	(35,811)	4,720
Controls	(15,233)	6,451	(79,644)	11,518
Global Services and Other Expenses, net	(5,613)	(11,970)	(11,609)	(28,997)
Total	(40,085)	46,241	(107,996)	104,074

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net income (loss)	(200,232)	50,569
Depreciation and amortization	53,815	56,894
Impairment charges	50,841	—
Noncontrolling interest	9,263	14,407
Net change in receivables, inventories, and payables	90,944	(20,540)
Other, net	47,901	13,180
Net cash provided by operating activities	52,532	114,510
Cash flows from investing activities:
Purchases of property, plant and equipment	(29,789)	(83,965)
Proceeds from sale of property, plant and equipment	6,194	3,660
Net cash used in investing activities	(23,595)	(80,305)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt instruments	26,545	(90)
Payments for debt financing costs	(8,575)	—
Payment of prepayment penalty	(8,064)	—
Settlement of interest rate swaps	(2,000)	—
Cash dividends	(8,689)	(17,352)
Distribution to minority interest partners	(1,795)	(5,957)
Net cash used in financing activities	(2,578)	(23,399)
Effect of exchange rate changes	(2,595)	408
Net increase in cash and cash equivalents	23,764	11,214
Cash and cash equivalents at beginning of year	23,145	26,789
Cash and cash equivalents at end of period	46,909	38,003

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
(Dollars in thousands)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	46,909	23,145
Accounts receivable, net	171,767	239,881
Inventories	237,522	325,496
Other current assets	46,054	51,946
Total current assets	502,252	640,468
Property, plant and equipment, net	567,087	598,435
Other assets	145,539	228,773
Total assets	1,214,878	1,467,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	52,205	65,512
Long-term debt due within one year	100,214	58,005
Accounts payable	84,519	149,512
Other accrued liabilities	126,223	146,888
Total current liabilities	363,161	419,917
Long-term debt	364,610	367,922
Long-term pension liability	90,039	90,966
Deferred income taxes	43,705	44,243
Other liabilities	63,709	66,727
Noncontrolling interest	74,891	67,655
Stockholders’ equity of Sauer-Danfoss Inc.	214,763	410,246
Total liabilities and stockholders’ equity	1,214,878	1,467,676

Debt to total capital ratio (1)	64%	51%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest in net assets of consolidated companies, and stockholders’ equity of Sauer-Danfoss Inc.